EXHIBIT 99
MBT Financial Corp. Reports Third Quarter 2006 Loss
MONROE, Mich., October 19, 2006 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a third quarter net loss of $1,118,000, or $0.07 per share, basic and diluted. This is consistent with our estimate of a six to nine cent loss that was announced on September 28, and is a decrease from the $0.15 per share profit earned in the third quarter of 2005. Year to date earnings were $32,000, down from $12.8 million in the first nine months of 2005 ($0.00 versus $0.74 per share, basic and diluted). The loss in the third quarter was due to the previously announced sale of $25 million of problem credit assets at a loss of $10.4 million. The sale included non performing loans, performing loans, and Other Real Estate Owned (OREO).
H. Douglas Chaffin, President and CEO, commented, “In the third quarter we decided to aggressively reduce our non performing assets by selling a large pool of credit related assets at auction. Although we improved our lending policies, procedures, and staff over the past few years, we continued to struggle with resolving some long time problem credit relationships. This sale eliminated credits within our portfolio that we considered to have the most significant downside risk. This will enable us to focus on our remaining problem and NPA portfolio through more traditional methods.” Non performing assets decreased from $32.5 million to $19.3 million during the third quarter and now represent 1.21% of total assets compared to 2.03% as of June 30, 2006. The Allowance for Loan Losses is $13.5 million, or 1.34% of total loans as of September 30, 2006.
Mr. Chaffin further commented on the Company’s core earnings for the quarter. “Net Interest Income decreased $1.7 million compared to the third quarter of 2005. The persistent flattening of the yield curve that began early in 2005 continues to put significant pressure on our net interest margin, with our funding costs rising considerably faster than our asset yields. We have attempted to manage the increase in our funding costs by pricing our deposit products to be more closely aligned with the national market, which is low in relation to our local competition. This has restricted our deposit growth. However, we continue to experience growth in non interest income even though local economic conditions are causing a decrease in mortgage origination activity and fees. Excluding mortgage origination fees and securities gains and losses, all other non interest income increased 2.9% compared to the third quarter of 2005.”
Mr. Chaffin added, “The interest rate environment and the economic conditions in southeast Michigan are not favorable for bank growth. We do see some areas of growth in our markets, and we opened a new branch on the west side of Dundee this week. Dundee is the fastest growing community in Monroe County, and we are proud to be the first bank to serve that community with two branches. In addition, we are pleased to announce that we will be making an investment in a new bank that is being formed in Oakland County. We will be a minority shareholder in First Michigan Bancorp, Inc., the parent of First Michigan Bank (FMB), which recently received regulatory approval. We look forward to a prosperous relationship with FMB. Although our investment is a relatively small one at less than 5% of the Initial Public Offering, we expect to be able to provide assistance to them by participating on their larger credit relationships. Our Downriver offices continue to provide a significant portion of new loan volume as we continue to grow market share among traditional commercial and industrial businesses. We also recently moved into our new headquarters building in downtown Monroe. The new building adds approximately 45,000 square feet of office space and it houses our commercial loan, wealth management, and various administrative departments.”
Total assets were $1.59 billion at September 30, 2006, a decrease of 1.4% from a year earlier. Loans grew $36.0 million, or 3.7% over the year, funded by a decrease of $61.1 million in investment securities. Deposits decreased $20.6 million, or

1.8% over the same period. Shareholders’ equity at September 30, 2006 was $140.0 million, a twelve-month decrease of $14.2 million due to the decrease in the market value of securities available for sale and the repurchase of over 426,000 shares of stock over the past twelve months. Average equity to assets for the third quarter was 8.93% and total shares outstanding at quarter end were 16,873,671. Mr. Chaffin concluded, “Our strong capital position makes it possible for us to take advantage of strategic opportunities, such as the NPA sale, First Michigan investment, Dundee branch, and new headquarters. It also helps us get through difficult economic periods while continuing to provide our shareholders with strong dividend performance. We recently increased our quarterly dividend for the 24th consecutive year, and we continued to be classified as ‘well capitalized’ by the banking regulators.”
Conference Call
MBT Financial Corp. will hold a conference call to discuss third quarter results on Friday, October 20, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed by calling (877) 407-8031. The event will be archived on the Company’s web site and available for three months following the call.
About the Company
MBT Financial Corp., a single bank holding company headquartered in Monroe, Michigan is the parent company of Monroe Bank & Trust (MBT). Founded in 1858, MBT is one of the largest community banks in Southeast Michigan, with $1.6 billion in assets. MBT is a full service bank offering personal and business accounts and complete credit options, and MBT’s Wealth Management Group is one of the largest in the area. With 26 offices, 39 ATMs, PhoneLink telephone banking and eLink online banking, MBT prides itself on an incomparable level of service and access for its customers. Visit MBT’s web site at http://www.mbandt.com.
Forward-Looking Statements
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:
H. Douglas Chaffin	John L. Skibski	Herbert J. Lock
Chief Executive Officer	Chief Financial Officer	Investor Relations
(734) 384-8123	(734) 242-1879	(734) 242-2603
doug.chaffin@mbandt.com	john.skibski@mbandt.com	herb.lock@mbandt.com

MBT FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS — UNAUDITED

	Quarterly
	2006	2006	2006	2005	2005
(dollars in thousands except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
EARNINGS
Net interest income	$11,380	$11,922	$12,168	$12,686	$13,113
FTE Net interest income	$11,803	$12,369	$12,650	$13,243	$13,659
Provision for loan and lease losses	$7,950	$6,675	$675	$1,606	$4,100
Non-interest income	$3,723	$(1,240)	$3,584	$3,656	$3,683
Non-interest expense	$9,418	$10,052	$8,489	$7,856	$9,023
Net income (loss)	$(1,118)	$(3,576)	$4,726	$5,160	$2,571
Basic earnings (loss) per share	$(0.07)	$(0.21)	$0.28	$0.30	$0.15
Diluted earnings (loss) per share	$(0.07)	$(0.21)	$0.28	$0.29	$0.15
Average shares outstanding	16,872,826	16,969,365	17,111,913	17,222,943	17,282,699
Average diluted shares outstanding	16,894,504	17,000,563	17,162,737	17,274,577	17,366,349

PERFORMANCE RATIOS
Return on average assets	-0.28%	-0.90%	1.17%	1.26%	0.64%
Return on average common equity	-3.15%	-9.61%	12.67%	13.22%	6.45%

Base Margin	2.95%	3.08%	3.13%	3.20%	3.32%
FTE Adjustment	0.11%	0.12%	0.13%	0.14%	0.14%
Loan Fees	0.10%	0.09%	0.09%	0.11%	0.15%

FTE Net Interest Margin	3.16%	3.29%	3.35%	3.45%	3.61%

Efficiency ratio	55.94%	53.73%	52.22%	45.10%	43.09%
Full-time equivalent employees	416	418	416	413	421

CAPITAL
Average equity to average assets	8.93%	9.34%	9.27%	9.54%	9.88%
Book value per share	$8.30	$8.23	$8.76	$8.82	$8.93
Cash dividend per share	$0.18	$0.17	$0.17	$0.17	$0.17

ASSET QUALITY
Loan Charge-Offs	$12,407	$3,880	$744	$1,423	$4,575
Loan Recoveries	$497	$504	$648	$877	$465

Net Charge-Offs	$11,910	$3,376	$96	$546	$4,110

Allowance for loan and lease losses	$13,542	$17,502	$14,204	$13,625	$12,565

Nonaccrual Loans	$13,334	$22,132	$16,553	$16,212	$14,872
Loans 90 days past due	$99	$85	$91	$101	$100
Restructured loans	$944	$2,485	$1,847	$1,813	$2,731

Total nonperforming loans	$14,377	$24,702	$18,491	$18,126	$17,703
Other real estate owned	$4,873	$7,748	$8,395	$8,336	$8,894
Nonperforming investment securities	$—	$—	$—	$—	$—

Total nonperforming assets	$19,250	$32,450	$26,886	$26,462	$26,597
Problem Loans Still Performing	$39,782	$55,202	$63,937	$64,041	$57,504

Total problem assets	$59,032	$87,652	$90,823	$90,503	$84,101

Net loan charge-offs to average loans	4.61%	1.33%	0.04%	0.22%	1.70%
Allowance for losses to total loans	1.34%	1.71%	1.42%	1.38%	1.29%
Nonperforming assets to Gross Loans	1.91%	3.17%	2.68%	2.67%	2.73%
Nonperforming assets to total assets	1.21%	2.03%	1.66%	1.62%	1.65%
Allowance to nonperforming assets	70.35%	53.94%	52.83%	51.49%	47.24%

END OF PERIOD BALANCES
Loans and leases	$1,008,914	$1,024,813	$1,003,757	$989,311	$972,936
Total earning assets	$1,473,804	$1,479,252	$1,509,020	$1,528,020	$1,507,371
Total assets	$1,588,374	$1,598,665	$1,615,099	$1,638,356	$1,610,286
Deposits	$1,124,784	$1,116,030	$1,147,385	$1,184,710	$1,145,411
Interest Bearing Liabilities	$1,284,862	$1,305,280	$1,294,008	$1,298,094	$1,295,735
Shareholders’ equity	$140,017	$138,823	$149,392	$151,619	$154,219
Total Shares Outstanding	16,873,671	16,871,683	17,059,170	17,197,116	17,272,923

AVERAGE BALANCES
Loans and leases	$1,025,729	$1,017,097	$997,756	$977,770	$969,498
Total earning assets	$1,480,840	$1,506,062	$1,530,018	$1,523,391	$1,499,601
Total assets	$1,578,802	$1,597,107	$1,631,602	$1,623,108	$1,600,591
Deposits	$1,113,447	$1,115,672	$1,171,907	$1,163,964	$1,139,831
Interest Bearing Liabilities	$1,291,485	$1,298,117	$1,308,967	$1,299,820	$1,279,137
Shareholders’ equity	$140,954	$149,195	$151,268	$154,857	$158,097

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED

	Quarter Ended September 30,
Dollars in thousands (except per share data)	2006	2005

Interest Income
Interest and fees on loans	$18,080	$16,841
Interest on investment securities-
Tax-exempt	1,041	1,242
Taxable	5,039	5,037
Interest on federal funds sold	5	57

Total interest income	24,165	23,177

Interest Expense
Interest on deposits	7,954	6,218
Interest on borrowed funds	4,831	3,846

Total interest expense	12,785	10,064

Net Interest Income	11,380	13,113
Provision For Loan Losses	7,950	4,100

Net Interest Income After
Provision For Loan Losses	3,430	9,013

Other Income
Income from trust services	1,060	1,045
Service charges and other fees	1,591	1,555
Net gain (loss) on sales of securities	6	(13)
Origination fees on mortgage loans sold	152	232
Bank Owned Life Insurance income	310	276
Other	604	588

Total other income	3,723	3,683

Other Expenses
Salaries and employee benefits	4,728	4,368
Occupancy expense	805	723
Other	3,885	3,932

Total other expenses	9,418	9,023

Income (Loss) Before Income Taxes	(2,265)	3,673
Income Tax Expense (Benefit)	(1,147)	1,102

Net Income (Loss)	$(1,118)	$2,571

Basic Earnings (Loss) Per Common Share	$(0.07)	$0.15

Diluted Earnings (Loss) Per Common Share	$(0.07)	$0.15

Dividends Declared Per Common Share	$0.18	$0.17

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED

	Nine Months Ended September 30,
Dollars in thousands (except per share data)	2006	2005

Interest Income
Interest and fees on loans	$53,089	$47,595
Interest on investment securities-
Tax-exempt	3,283	3,764
Taxable	15,401	14,468
Interest on federal funds sold	60	188

Total interest income	71,833	66,015

Interest Expense
Interest on deposits	22,717	16,623
Interest on borrowed funds	13,646	10,966

Total interest expense	36,363	27,589

Net Interest Income	35,470	38,426
Provision For Loan Losses	15,300	5,300

Net Interest Income After
Provision For Loan Losses	20,170	33,126

Other Income
Income from trust services	3,192	3,132
Service charges and other fees	4,621	4,331
Net gain (loss) on sales of securities	(4,901)	273
Origination fees on mortgage loans sold	428	537
Bank Owned Life Insurance income	885	824
Other	1,842	1,696

Total other income	6,067	10,793

Other Expenses
Salaries and employee benefits	15,246	13,915
Occupancy expense	2,284	2,507
Other	10,429	9,540

Total other expenses	27,959	25,962

Income (Loss) Before Income Taxes	(1,722)	17,957
Income Tax Expense (Benefit)	(1,754)	5,138

Net Income	$32	$12,819

Basic Earnings Per Common Share	$—	$0.74

Diluted Earnings Per Common Share	$—	$0.74

Dividends Declared Per Common Share	$0.52	$0.49

MBT FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	Sept. 30, 2006	December 31,	Sept. 30, 2005
Dollars in thousands	(Unaudited)	2005	(Unaudited)

Assets
Cash and Cash Equivalents Cash and due from banks	$25,850	$32,330	$28,399
Federal funds sold	—	5,000	1,000

Total cash and cash equivalents	25,850	37,330	29,399

Securities — Held to Maturity	61,562	76,467	75,528
Securities — Available for Sale	390,196	444,021	444,686
Federal Home Loan Bank stock — at cost	13,132	13,221	13,221
Loans held for sale	913	434	640
Loans — Net	994,459	975,252	959,731
Accrued interest receivable and other assets	30,379	28,748	26,738
Bank Owned Life Insurance	39,374	36,252	35,976
Premises and Equipment — Net	32,509	26,631	24,367

Total assets	$1,588,374	$1,638,356	$1,610,286

Liabilities
Deposits:
Non-interest bearing	$152,522	$178,116	$151,376
Interest-bearing	972,262	1,006,594	994,035

Total deposits	1,124,784	1,184,710	1,145,411

Federal Home Loan Bank advances	256,500	256,500	256,500
Federal funds purchased	16,100	—	10,200
Repurchase agreements	40,000	35,000	35,000
Interest payable and other liabilities	10,973	10,527	8,956

Total liabilities	1,448,357	1,486,737	1,456,067

Stockholders’ Equity
Common stock (no par value)	—	—	—
Additional paid-in capital	9,341	14,417	15,836
Retained Earnings	133,430	142,205	139,968
Accumulated other comprehensive income	(2,754)	(5,003)	(1,585)

Total stockholders’ equity	140,017	151,619	154,219

Total liabilities and stockholders’ equity	$1,588,374	$1,638,356	$1,610,286